Exhibit 10.14

INVENTORY PURCHASE AGREEMENT

THIS INVENTORY PURCHASE AGREEMENT is made and entered into as of the ____ day of October 2015 (this “Agreement”) by and among GrowGeneration California a Deleware Corporation (“Buyer”) and Sweet Leaf Hydroponics Inc. dba Mad Max Hydroponics a California Corporation (“Seller” and together with the Buyer, the “Parties”).

RECITALS

A.      Seller currently owns certain inventory at its store located at, 353 college Avenue Street Santa Rosa California 95401, which inventory is set forth in detail on Schedule A to this Agreement (collectively the “Inventory”).

B.      Seller desires to cease current operations of Mad Max Hydroponics and to sell the Inventory to the Buyer and Buyer desires to purchase the Inventory from Seller pursuant to the terms and conditions of this Agreement.

AGREEMENT

In consideration of the foregoing and the mutual covenants contained in this Agreement and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1.     Sale and Purchase of Inventory.

1.1      Sale of Inventory. On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), Seller will sell, convey, transfer and assign to Buyer, and Buyer will purchase and accept from Seller, all right, title and interest in and to all of the Inventory set forth on Exhibit A (collectively, the “Purchased Inventory”), free and clear of any and all liens, encumbrances, claims, charges, security interests, rights of Seller and/or any third party, rights of redemption, equities, and any other restrictions or limitations of any kind or nature whatsoever (collectively, “Liens”).

1.2      Purchase Price and Payment. As consideration for the Purchased Inventory, at the Closing, Buyer shall pay to Seller, cash in the amount of the actual cost to Seller of the Purchased Inventory as reflected on Schedule A (the “Purchase Price”), which Seller estimates to be approximately Two Hundred Thousand Dollars, ($200 000) to Seller by bank check or wire transfer of immediately available funds to an account identified in writing by Seller to Buyer.

1.3      Closing Date. Subject to Section 4, the closing of the transaction contemplated by this Agreement (the “Closing”) shall take place at such date, time and place as may be agreed upon by the Parties (the “Closing Date”) but in any event, no later than Thirty (30) business days following the execution of the Consulting and Inventory Purchase Agreement.

1.4      Method of Conveyance Transfer and Assumption. Upon payment of the Purchase Price, the sale, transfer, conveyance, and assignment by Seller of the Purchased Inventory to Buyer in accordance with Section 1.1 shall be effected at the Closing by Seller’s execution and delivery of a Bill of Sale in the form attached hereto as Exhibit B and delivery of the Purchased Inventory to the Buyer.

Section 2.   Liabilities. Buyer is not assuming any debts, obligations or liabilities of Seller whatsoever, whether known or unknown, actual or contingent, presently existing or arising in the future, which shall remain the responsibility of Seller.

Section 3.   Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer:

3.1    Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Seller has all requisite power and authority to own its properties and Inventory and conduct its business as such business is now conducted.

3.2     Authorization. Seller has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Seller of this Agreement and the consummation by Seller of the transaction contemplated hereby have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against it in accordance with its terms.

3.3     Title to Purchased Inventory. Seller has good and marketable title to all of the Purchased Inventory, free and clear of Liens. Upon consummation of the transaction contemplated hereby, Buyer will acquire good and marketable title to all of the Purchased Inventory, free and clear of all Liens.

3.4     Purchased Inventory. Seller has inspected the Purchased Inventory and thereby accepts the physical condition of the Purchase Inventory “as is”. The pricing of the Purchase Inventory on Schedule A reflects the actual cost, including rebates, of and price paid for such Purchased Inventory.

Section 4.   Conditions to Closing.

4.1    Conditions to Obligations of Buyer.

(a)     The representations and warranties of Seller contained in this Agreement shall be true in all material respects on the date hereof and on the Closing Date as though such representations and warranties were made on and as of the Closing Date.

(b)    No suit, action or other proceeding shall be pending before any court or governmental agency to restrain or prohibit the consummation of the transaction provided for herein or to obtain damages or other relief in connection with this Agreement or the consummation of such transactions.

(c)     Seller shall deliver at closing shareholder resolutions authorizing and approving the Inventory Purchase Agreement.

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Section 5.    Termination.

5.1    Termination of the Agreement. Buyer may terminate this Agreement prior to Closing by giving written notice to Seller in the event that Seller is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach is not cured within five (5) days following delivery by Buyer to Seller of written notice of such breach.

5.2    Effect of Termination. If this Agreement is terminated pursuant to Section 5.1, all obligations of each Party hereunder shall terminate without any liability of any Party to any other Party.

Section 6.   General Provisions.

6.1    Further Assurances. From time to time after the date hereof, Seller shall execute and deliver to Buyer such instruments of sale, transfer, conveyance, assignment, consent, assurance, power of attorney, and other such instruments as may be reasonably requested by Buyer in order to vest in Buyer all right, title, and interest in and to the Purchased Inventory. The Parties shall each provide the other with such assistance as may be reasonably requested by the other in connection with this transaction.

6.2    Expenses. Except as otherwise provided herein, each Party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

6.3    Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Deleware without giving effect to the conflict of laws rules thereof.

6.4    Entire Agreement, Amendment and Waiver. This Agreement and all exhibits hereto set forth the entire understanding of the Parties with respect to the subject matter hereof and may be modified only by a written instrument duly executed by each Party. Except as herein expressly provided to the contrary, no breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the Party who might assert such breach.

6.5    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

6.6    Headings. Headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

6.7     Notices. All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given when delivered to the Party to whom addressed or when sent by facsimile (if promptly confirmed by registered or certified mail, return receipt requested, prepaid and addressed) to the Parties, their successors in interest, or their assignees at such addresses as the Parties may designate by written notice.

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6.8    Assignment; Binding Effect. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof nor any of the documents executed in connection herewith may be assigned by any Party without the prior written consent of the other Parties. Except as provided in the previous sentence, this Agreement and all of the rights and obligations hereunder shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns. Any attempted assignment in violation of this Agreement shall be null and void.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

BUYER:

GROWGENERATION CALIFORNIA CORP

By:	/s/ Darren Lampert
Name:	Darren Lampert
Title:	CEO

SELLER
MAD MAX HYDROPONICS

By:	/s/ Troy B. Sowers, III
Name:	Troy B. Sowers, III
Title:	Co-Owner/Corporation President

By:	/s/ Stacey L. Sowers, MS
Name:	Stacey L. Sowers, MS
Title:	Co-Owner

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